                                                                     Exhibit (i)



                                October 31, 2002




Board of Directors
Columbia Real Estate Equity Fund, Inc.
1301 SW Fifth Avenue
PO Box 1350
Portland, OR 97207-1350

      We have acted as counsel to Columbia Real Estate Equity Fund, Inc. (the "Fund") in connection with the preparation and filing of the Fund's Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933, covering an indefinite number of shares of Common Stock of the Fund (the "Shares") pursuant to Rule 24f-2. We have reviewed the corporate action of the Fund in connection with this matter and have examined those documents, corporate records and other instruments we deemed necessary for purposes of this opinion.

      Based upon the foregoing, it is our opinion that:

      1. The Fund has been duly organized and is validly existing as a corporation under the laws of the state of Oregon;

      2. One billion shares of the Fund have been duly authorized; and

      3. The Shares, when issued and sold in the manner described in the Prospectus included in the Registration Statement and in accordance with resolutions adopted by the Board of Directors of the Fund, and when payment therefor shall have been received by the Fund, will be legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,



                                  STOEL RIVES LLP